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                                                                       Exhibit 8


             [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

                                  June 20, 2000



Lexington Global Asset Managers, Inc.
Park 80 West
Plaza Two
Saddle Brook, NJ  07663

         Re:      Federal Income Tax Consequences of
                  Proposed Merger of Pilgrim Lexington
                  Acquisition Corp. With and Into
                  Lexington Global Asset Managers, Inc.
                  -------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Lexington Global Asset Managers, Inc., a Delaware corporation ("Lexington"), in connection with the transactions described in the Agreement and Plan of Merger dated as of February 28, 2000, as amended to the date hereof (the "Merger Agreement") among ReliaStar Financial Corp., a Delaware corporation ("ReliaStar"), Pilgrim Capital Corporation (formerly Pilgrim Holdings Corporation), a Delaware corporation, Pilgrim Lexington Acquisition Corp., a newly-formed Delaware corporation ("Newco"), and Lexington. Pursuant to the Merger Agreement, Newco shall be merged with and into Lexington (the "Merger") at the Effective Time (as defined in the Merger Agreement), with Lexington being the surviving corporation.

         ReliaStar has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of ReliaStar ("ReliaStar Common Stock") to be issued to the Lexington stockholders in the Merger in exchange for their common stock in Lexington (the "Lexington Common Stock"). In addition, Lexington and ReliaStar have prepared a Proxy Statement/Prospectus dated June 20, 2000 (the "Proxy Statement/Prospectus"), which is made a part of the Registration Statement.

         In rendering the opinion set forth below, we have reviewed the Merger Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Proxy Statement/Prospectus (including Exhibits thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

         Based upon and subject to the foregoing, and assuming that the Merger is carried out in the manner described in the Registration Statement, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "Federal Income Tax Consequences" (the "Tax Section") fairly and accurately describes such consequences to Lexington and to the Lexington stockholders.

         Our opinion is subject to the qualifications, assumptions and limitations set forth herein and in the Tax Section, and no opinion is expressed regarding matters not referred to herein.
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Lexington Global Asset Managers, Inc.
June 20, 2000
Page 2


         This opinion is being furnished to Lexington in connection with its preparation of the Proxy Statement/Prospectus. It is expressed solely for the benefit of Lexington and may not be relied upon in any manner or for any purpose by any other person.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP